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                                                                    Exhibit 99.5

          Ditech Communications Completes Acquisition of Telinnovation

           ACQUISITION GIVES DITECH MAJOR VOICE-OVER-PACKET CUSTOMERS

MOUNTAIN VIEW, CALIFORNIA, FEBRUARY 9, 2000 -Ditech Communications Corporation (Nasdaq: DITC) today announced it has completed the purchase of privately held Telinnovation Service Corporation and Telinnovation Partners (collectively "Telinnovation"), a leading developer of voice enhancement and echo cancellation technology.

By the terms of the December 9, 1999 agreement, Telinnovation will receive 600,000 pre-split shares of Ditech common stock, worth approximately $68.8 million. The acquisition will be accounted for under purchase accounting and will be reported as part of the Company's fourth quarter operating results. This acquisition is expected to be accretive to earnings per share excluding amortization of goodwill, purchased technology and other non-cash components.

"With this acquisition, Ditech becomes the leading software supplier for echo cancellation to voice-over-packet companies, including such companies as Cisco, Nortel, and Alcatel," said Tim Montgomery, Ditech's President and CEO. "These companies are leading a long-term migration to a packet-based network, which promises to dramatically lower capital and operational costs to service providers and eventually lower the cost of telephone service and Internet access to consumers throughout the world. In addition, this acquisition expands our product offerings enabling us to provide highly advanced voice enhancement technology to service providers, whether they need software, plug-in modules, stand-alone devices, or system-level voice enhancement products."

DITECH COMMUNICATIONS CORPORATION

Ditech Communications Corporation is a global telecommunications equipment supplier for voice and data networks. Ditech's voice products are high-capacity echo cancellers, which utilize advanced software and digital signal processor
(DSP) technology. This unique combination of software and hardware allows Ditech to deliver Voice Quality of Service (VQoS(TM)), a robust and cost-effective solution for voice enhancement and echo cancellation. Ditech's products for data networks provide building blocks for high-speed, high-capacity backbone networks. These products are based on wavelength division


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multiplexing (WDM), a technology that enables many wavelengths of light, each carrying multiple gigabits of information, to be carried on one fiber optic connection. With Ditech's WDM products, network equipment companies and service providers can quickly and cost-effectively expand their network capacity to meet the growing demands of the Internet age without incurring the vast time and expense of laying new fiber optic cable. Ditech (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (Web site: http://www.ditechcom.com).

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Ditech's products and business. The benefits Ditech expects to realize as a result of the Telinnovation's acquisition, including the potential revenues generated from Telinnovation customers, could vary materially as a result of unanticipated factors and events, including those detailed from time to time in the reports and other filings Ditech makes with the Securities and Exchange Commission, including in Ditech's prospectus dated October 5, 1999.